CALCULATION OF REGISTRATION FEE

Title of Each Class of         Maximum Aggregate        Amount of Registration
Securities Offered             Offering Price                   Fee(1)
----------------------         -----------------        ----------------------
 Equity-Linked Notes               $9,050,000                  $968.35

(1) Pursuant to Rule 457(p) under the Securities Act of 1933, filing fees of $2,652,225.08 have already been paid with respect to unsold securities that were previously registered pursuant to a Registration Statement on Form S-3 (No. 333-129243) filed by Morgan Stanley on October 25, 2005 and have been carried forward. The $968.35 fee with respect to the $9,050,000 Notes sold pursuant to this registration statement is offset against those filing fees, and $1,682,314.26 remains available for future registration fees. No additional fee has been paid with respect to this offering.


PROSPECTUS Dated January 25, 2006                   Pricing Supplement No. 42 to
PROSPECTUS SUPPLEMENT                      Registration Statement No. 333-131266
Dated January 25, 2006                                      Dated April 18, 2006
                                                                  Rule 424(b)(2)

                                   $9,050,000
                                 Morgan Stanley
                       GLOBAL MEDIUM-TERM NOTES, SERIES F
                                  Senior Notes
                                 --------------
                     Equity-Linked Notes due April 19, 2010
                  Based on the Value of the MSCI World Index(SM)

Unlike ordinary debt securities, the notes do not pay interest and do not guarantee full return of principal at maturity. Instead, the notes will pay at maturity, for each $1,000 principal amount of notes, $950 plus a supplemental redemption amount, if any, based on the increase, if any, in the value of the MSCI World Index(SM), which we refer to as the underlying index, as determined on four specified determination dates over the term of the notes. In no event, however, will the payment at maturity be less than $950, which we refer to as the minimum payment amount.

o   The principal amount and issue price of each note is $1,000.

o   We will not pay interest on the notes.

o   The minimum payment amount for each note at maturity is $950.

o At maturity, you will receive, for each $1,000 principal amount of notes, the minimum payment amount plus a supplemental redemption amount, if any, equal to the product of (i) $1,000 times (ii) the percentage, if any, by which the final average index value exceeds the initial index value times
    (iii) 150%, which we refer to as the participation rate.

    o The initial index value is 1,353.87, the closing value of the underlying index on the pricing date.

    o The final average index value will equal the arithmetic average of the index closing values on April 19, 2007, April 19, 2008, April 19, 2009 and April 14, 2010, which we refer to as the determination dates.

o If the final average index value is less than or equal to the initial index value, you will receive only the minimum payment amount of $950 and will not receive any supplemental redemption amount. The return of only the minimum payment amount will result in a loss on your investment in the notes.

o Investing in the notes is not equivalent to investing in the underlying index or its component stocks.

o   The notes will not be listed on any securities exchange.

o   The CUSIP number for the notes is 61748U300.

You should read the more detailed description of the notes in this pricing supplement. In particular, you should review and understand the descriptions in "Summary of Pricing Supplement" and "Description of Notes."

The notes involve risks not associated with an investment in conventional debt securities. See "Risk Factors" beginning on PS-9.

                                 --------------
                                   PRICE 100%
                                 --------------

                               Price to            Agent's         Proceeds to
                                Public        Commissions (1)        Company
                             -------------- --------------------- --------------
Per note..................       100%               1.75%              98.25%
Total.....................    $9,050,000          $158,375           $8,891,625

(1) For additional information, see "Supplemental Information Concerning Plan of Distribution" in this pricing supplement.

                                 MORGAN STANLEY

     For a description of certain restrictions on offers, sales and deliveries of the notes and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the notes, see the section of this pricing supplement called "Description of Notes-Supplemental Information Concerning Plan of Distribution."

     No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the notes or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

     The notes have not been and will not be registered with the Comissao de Calores Mobiliarios (The Brazilian Securities Commission). The notes may not be offered or sold in the Federative Republic of Brazil ("Brazil") except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

     The notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the notes or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

     No action has been taken to permit an offering of the notes to the public in Hong Kong as the notes have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the notes, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong ("SFO") and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

     The notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

     The Agent and each dealer represent and agree that they will not offer or sell the notes nor make the notes the subject of an invitation for subscription or purchase, nor will they circulate or distribute the Information Memorandum or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes, whether directly or indirectly, to persons in Singapore other than:

     (a) an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the "SFA"));

     (b) an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

     (c) a person who acquires the notes for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

     (d) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

                          SUMMARY OF PRICING SUPPLEMENT

    The following summary describes the notes we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in "Risk Factors."

     The notes offered are medium-term debt securities of Morgan Stanley. The return on the notes is linked to the performance of the MSCI World Index(SM). These notes combine features of debt and equity by offering at maturity repayment of 95% of the issue price with the opportunity to participate in the upside potential of the underlying index.

     "MSCI World Index(SM)" is a service mark of Morgan Stanley Capital International Inc. and has been licensed for use by Morgan Stanley.

Each note costs $1,000   We, Morgan Stanley, are offering you Equity-Linked
                         Notes due April 19, 2010, Based on the Value of the
                         MSCI World Index(SM), which we refer to as the notes.
                         The principal amount and issue price of each note is $1,000.

                         The original issue price of the notes includes the agent's commissions paid with respect to the notes and the cost of hedging our obligations under the notes. The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions. The fact that the original issue price of the notes reflects these commissions and hedging costs is expected to adversely affect the secondary market prices of the notes. See "Risk Factors--The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices" and "Description of Notes--Use of Proceeds and Hedging."

Payment at maturity      Unlike ordinary debt securities, the notes do not pay
                         interest and do not guarantee full return of principal at maturity. Instead, at maturity, if the final average index value is greater than the initial index value, for each $1,000 principal amount of notes you hold you will receive the minimum payment amount of $950 plus a supplemental redemption amount based on the performance of the underlying index as described below.

                         The initial index value is 1,353.87, the closing value of the underlying index on the pricing date. The final average index value will equal the arithmetic average of the index closing values on April 19, 2007, April 19, 2008, April 19, 2009 and April 14, 2010, which we refer to as the determination dates.

                                 The Minimum Payment Amount Provides
                                    Only 95% Principal Protection

                         At maturity, we will pay you at least $950 plus the supplemental redemption amount, if any. However, if the final average index value is not more than approximately 3.34% higher than the initial index value, you will receive less than the principal amount of $1,000.

                                   The Supplemental Redemption Amount
                                     Linked to the Underlying Index

                         The supplemental redemption amount will be equal to the product of (i) $1,000 times (ii) the percentage, if any, by which the final average index value exceeds the initial index value times (iii) 150%, which we refer to as the participation rate. If the final average index value is greater than the initial index value, the supplemental redemption amount will be calculated as follows:

                    supplemental                    (final average index value - initial index value)      participation
                  redemption amoun   =  $1,000 x     ---------------------------------------------    x         rate
                                                                  initial index value

                         where

                         initial index value    =  1,353.87

                         final average          =  the arithmetic average of the index closing values on
                         index value               the determination dates

                         determination          =  April 19, 2007, April 19, 2008, April 19, 2009 and April
                         dates                     14, 2010, subject to adjustment in the event of certain
                                                        market disruption events

                         If the final average index value is less than or equal to the initial index value, the supplemental redemption amount will be zero. In that case, you will receive at maturity only the minimum payment amount of $950 for each $1,000 principal amount of notes that you hold and will not receive any supplemental redemption amount, which will result in a loss on your investment in the notes.

                         On PS-7, we have provided examples of hypothetical payouts on the notes.

                         You can review the historical values of the underlying index in the section of this pricing supplement called "Description of Notes--Historical Information." The payment of dividends on the stocks that constitute the underlying index is not reflected in the level of the underlying index and, therefore, has no effect on the calculation of the payment at maturity.

Postponement of          If the scheduled final determination date is not an
maturity date            index business day or if a market disruption event
                         occurs on that day, the maturity date of the notes will be postponed until the third scheduled trading day following the final determination date as postponed.

MSCI World Index         The MSCI World Index is calculated, published and
                         disseminated daily by Morgan Stanley Capital
                         International Inc., which we refer to as MSCI, a majority-owned subsidiary of Morgan Stanley, and is designed to measure global developed market equity performance. As of May 2005, upon MSCI's most recent annual full country index review, the MSCI World Index consisted of the following 23 developed market country indices in North America, Europe and the Asia/Pacific
                         Region: Australia, Austria, Belgium, Canada, Denmark,
                         Finland, France, Germany, Greece, Hong Kong, Ireland,
                         Italy, Japan, Malaysia, Netherlands, New Zealand,
                         Norway, Singapore, South Africa, Spain, Sweden,
                         Switzerland, the United Kingdom and the United States.
                         Each component country index is a sampling of equity securities across industry groups in such country's equity markets. For further information regarding the MSCI World Index, see "Description of Notes--The MSCI
                         World Index."

MSCI is our subsidiary   MSCI publishes the MSCI World Index and is a
                         majority-owned subsidiary of Morgan Stanley. MSCI is responsible for the design and maintenance of the MSCI
                         World Index, including decisions regarding the calculation of the MSCI World Index, such as the addition and deletion of component stocks and other methodological modifications of the MSCI World Index.
                         The actions and judgments of MSCI may affect the value of the MSCI World Index and, consequently, the value of the notes. The economic interests of the calculation agent and other of our affiliates are potentially adverse to your interests.

MS & Co. will be the     We have appointed our affiliate, Morgan Stanley & Co.
calculation agent        Incorporated, which we refer to as MS & Co., to act as
                         calculation agent for JPMorgan Chase Bank, N.A.
                         (formerly known as JPMorgan Chase Bank), the trustee for our senior notes. As calculation agent, MS & Co.
                         will determine the initial index value, the final average index value, the index percentage change and the supplemental redemption amount, if any, you will receive at maturity.

Although the matter is   Although the matter is not free from doubt, the notes
not free from doubt,     will be treated as "contingent payment debt
the notes will be        instruments" for U.S. federal income tax purposes, as
treated as contingent    described in the section of this pricing supplement
payment debt instruments called "Description of Notes--United States Federal for U.S. federal income  Income Taxation." Under this treatment, if you are a
tax purposes             U.S. taxable investor, you will generally be subject to
                         annual income tax based on the comparable yield (as defined in this pricing supplement) of the notes even though you will not receive any stated interest payments on the notes. In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income. Please read carefully the section of this pricing supplement called "Description of Notes--United States Federal Income Taxation" and the sections called "United States Federal
                         Taxation--Notes--Notes Linked to Commodity Prices,
                         Single Securities, Baskets of Securities or Indices" and "United States Federal Taxation--Backup Withholding and Information Reporting" in the accompanying prospectus supplement for a full description of the U.S. federal income tax and withholding consequences of ownership and disposition of a contingent payment debt instrument.

                         If you are a non-U.S. investor, please also read the section of this pricing supplement called "Description of Notes--United States Federal Income
                         Taxation--Non-U.S. Holders."

                         You are urged to consult your own tax advisors regarding all aspects of the U.S. federal income tax consequences of investing in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Where you can find       The notes are senior notes issued as part of our Series
more information on      F medium-term note program. You can find a general
the notes                description of our Series F medium-term note program in
                         the accompanying prospectus supplement dated January
                         25, 2006 and prospectus dated January 25, 2006. We describe the basic features of this type of note in the section of the prospectus supplement called
                         "Description of Notes" and in the section of the prospectus called "Description of Securities."

                         Because this is a summary, it does not contain all the information that may be important to you. For a detailed description of the terms of the notes, you should read the "Description of Notes" section in this pricing supplement. You should also read about some of the risks involved in investing in notes in the section called "Risk Factors." The tax treatment of investments in index-linked notes such as these differs from that of investments in ordinary debt securities. See the section of this pricing supplement called "Description of Notes--United States Federal Income Taxation." We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the notes.

How to reach us          You may contact your local Morgan Stanley branch office
                         or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212)
                         761-4000).

                        HYPOTHETICAL PAYOUTS ON THE NOTES

     At maturity, for each $1,000 principal amount of notes that you hold, you will receive the minimum payment amount of $950 plus a supplemental redemption amount, if any, calculated on the determination date as follows: the supplemental redemption amount is equal to the product of (i) $1,000 times (ii) the percentage, if any, by which the final average index value exceeds the initial index value times (iii) the participation rate. If the final average index value does not exceed the initial index value by more than approximately 3.34%, you will receive less than the $1,000 principal amount at maturity.

     Presented below is a hypothetical example showing how the payout on the notes at maturity, including the supplemental redemption amount, is calculated. For purposes of these hypothetical examples, all calculations have been rounded to the nearest cent, with one-half cent rounded upward.

Example:

The final average index value is 40% greater than the initial index value.

Minimum payment amount:                  $950
Initial index value:                     1,353.87
Hypothetical final average index value:  1,895.42
Participation rate:                      150%

                                                            1,895.42 -  1,353.87
     Supplemental Redemption Amount per note  =   $1,000 x  --------------------  x 150%  =  $600
                                                                 1,353.87

     In the example above, because the minimum payment amount is less than the principal amount of the notes, the total return on the notes at maturity will be less than the simple return on the underlying index at final average index values of less than 1,489.26. At index values in excess of 1,489.26, the effect of the participation rate more than compensates for the fact that the minimum payment amount is less than par. The total payout at maturity per note at the hypothetical final average index value of 1,895.42 will equal $1,550, which is the sum of the minimum payment amount of $950 and a supplemental redemption amount of $600, representing a return of 55% on your investment in the notes.

     The supplemental redemption amount, if any, is based on the final average index value, which is equal to the arithmetic average of the index closing values on the determination dates. Because the index closing values may be subject to significant fluctuations during the term of the notes, it is not possible to present a chart or table illustrating the complete range of possible payouts at maturity. The examples of the hypothetical payout calculations that follow are intended to illustrate the effect of general trends in the index closing values on the determination dates on the amount payable to you at maturity. However, the index closing values may not increase or decrease over the term of the notes in accordance with any of the trends depicted by the hypothetical examples below.

     These examples are based on an initial index value of 1,353.87, a principal amount of $1,000 per note, a participation rate of 150% and a minimum payment amount of $950 per note.

                                       ---------------------------------------------------------------------------
                                           Example 1           Example 2           Example 3           Example 4
                                       ---------------------------------------------------------------------------
                                         Index Closing       Index Closing       Index Closing       Index Closing
                                             Value               Value               Value               Value
                                       ---------------------------------------------------------------------------
               1st Determination Date        1,400               1,300              1,500               1,300
               2nd Determination Date        1,500               1,200              1,600               1,000
               3rd Determination Date        1,600               1,100              1,400               1,200
             Final Determination Date        1,700               1,000              1,200               1,400
-----------------------------------------------------------------------------------------------------------------
           Final Average Index Value:        1,550               1,150              1,425               1,225
-----------------------------------------------------------------------------------------------------------------
      Supplemental Redemption Amount:      $217.30                  $0             $78.81                  $0
-----------------------------------------------------------------------------------------------------------------
              Minimum Payment Amount:         $950                $950               $950                $950
-----------------------------------------------------------------------------------------------------------------
       Payout at maturity on a $1,000    $1,167.30                $950          $1,028.81                $950
                          investment:
-----------------------------------------------------------------------------------------------------------------

o In Example 1, the index closing value increases on each determination date. Consequently, the final average index value of 1,550 is lower than the index closing value of 1,700 on the final determination date. At maturity, for each note the investor receives approximately $1,167.30, the sum of the minimum payment amount of $950 and the supplemental redemption amount of approximately $217.30. The return on the notes at maturity represents an approximate 16.73% increase above the issue price, which is less than the simple index return of approximately 25.57% over the term of the notes.

o In Example 2, the index closing value decreases on each determination date. Consequently, the final average index value of 1,150 is higher than the index closing value of 1,000 on the final determination date. Because the final average index value is less than the initial index value, there is no supplemental redemption amount. However, the investor receives the minimum payment amount of $950 for each note at maturity, even though the simple index return declines approximately 26.14% over the term of the notes.

o In Example 3, the index closing value reaches a high of 1,600 on the second determination date and declines on each subsequent determination date. At maturity, the final average index value of 1,425 is higher than the index closing value of 1,200 on the final determination date. At maturity, for each note the investor receives approximately $1,028.81, the sum of the minimum payment amount of $950 and the supplemental redemption amount of approximately $78.81. The return on the notes at maturity represents an approximate 2.88% increase above the issue price, even though the simple index return declines approximately 11.37% over the term of the notes.

o In Example 4, the index closing value declines on each of the first two determination dates to a low of 1,000 and increases on the last two determination dates. At maturity, the final average index value of 1,225 is less than the index closing value of 1,400 on the final determination date. Because the final average index value is less than the initial index value, there is no supplemental redemption amount, and the investor receives only the minimum payment amount of $950 for each note at maturity. The return of only the minimum payment amount of the notes at maturity is less than the simple index return of approximately 3.41% over the term of the notes.

You can review the historical values of the underlying index for the period from January 1, 2001 through April 18, 2006 in the section of this pricing supplement called "Description of Notes--Historical Information." You cannot predict the future performance of the underlying index based on its historical performance.

                                  RISK FACTORS

     The notes are not secured debt and investing in the notes is not equivalent to investing directly in the underlying index. This section describes the most significant risks relating to the notes. You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them.

Unlike ordinary senior   The terms of the notes differ from those of ordinary
notes, the notes do      debt securities in that we will not pay interest on the
not pay interest         notes and do not guarantee full return of principal at
                         maturity. Because the supplemental redemption amount due at maturity may equal zero, the return on your investment in the notes (the effective yield to maturity) may be less than the amount that would be paid on an ordinary debt security and may be negative.
                         The return of only the minimum payment amount at maturity will result in a loss on your investment in the notes and will not compensate you for the effects of inflation and other factors relating to the value of money over time.

The notes may pay less   We do not guarantee full return of principal at
than the principal       maturity. If the supplemental redemption amount due at
amount at maturity       maturity is equal to zero, you will receive at maturity
                         for each $1,000 principal amount of notes that you hold only the minimum payment amount of $950. If the final average index value does not exceed the initial index value of 1,000 by more than approximately 3.34%, you will receive less than the $1,000 principal amount per note at maturity.

The notes will not be    The notes will not be listed on any securities
listed                   exchange. Therefore, there may be little or no
                         secondary market for the notes. MS & Co. currently intends to act as a market maker for the notes but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because we do not expect that other market makers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS &
                         Co. is willing to transact. If at any time MS & Co.
                         were to cease acting as a market maker, it is likely that there would be no secondary market for the notes.

Market price of the Several factors, many of which are beyond our control, notes influenced by will influence the value of the notes in the secondary
many unpredictable       market and the price at which MS & Co. may be willing
factors                  to purchase or sell the notes in the secondary market,
                         including:

                         o the value of the underlying index at any time and, in particular, on the specified determination dates

                         o the volatility (frequency and magnitude of changes in value) of the underlying index

                         o geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the securities constituting the underlying index or stock markets generally and that may affect the final average index value

                         o the exchange rates relative to the U.S. dollar with respect to each of the currencies in which the securities constituting the underlying index trade

                         o   interest and yield rates in the market

                         o   the time remaining to the maturity of the notes

                         o the dividend rate on the stocks constituting the underlying index

                         o   our creditworthiness

                         Some or all of these factors will influence the price that you will receive if you sell your notes prior to maturity. For example, you may have to sell your notes at a substantial discount from the principal amount if at the time of sale or on earlier determination dates the index closing value is at, below or not sufficiently above the initial index value or if market interest rates rise. You cannot predict the future performance of the underlying index based on its historical performance. We cannot guarantee that the final average index value will be higher than the initial index value so that you will receive at maturity an amount in excess of the minimum payment amount of the notes.

The inclusion of         Assuming no change in market conditions or any other
commissions and          relevant factors, the price, if any, at which MS & Co.
projected profit from    is willing to purchase notes in secondary market
hedging in the           transactions will likely be lower than the original
original issue price is  issue price, since the original issue price included,
likely to adversely      and secondary market prices are likely to exclude,
affect secondary market  commissions paid with respect to the notes, as well as
prices                   the projected profit included in the cost of hedging
                         our obligations under the notes. In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.


                         MSCI may discontinue or suspend calculation or publication of the MSCI World Index at any time. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued MSCI World Index. MS & Co. could have an economic interest that is different than that of investors in the notes insofar as, for example, MS & Co. is not precluded from considering indices that are calculated and published by MS & Co. or any of its affiliates. If MS & Co. determines that there is no appropriate successor index, at maturity the payout on the notes will be an amount based on the closing prices at maturity of the stocks underlying the MSCI World Index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for calculating the MSCI World Index last in effect prior to discontinuance of the MSCI World Index.

You have no shareholder  As an investor in the notes, you will not have voting rights rights to receive dividends or other distributions or any other rights with respect to the stocks that constitute the underlying index.

There are risks          The underlying stocks that constitute the underlying
associated with          index have been issued by companies in various foreign
investments in           countries. Investments in securities indexed to the
securities indexed       value of foreign equity securities involve risks
to the value of          associated with the securities markets in those
foreign equity           countries, including risks of volatility in those
securities               markets, governmental intervention in those markets and
                         cross-shareholdings in companies in certain countries.
                         Also, there is generally less publicly available information about foreign companies than about U.S.
                         companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.

                         The prices of securities in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

The notes are subject    Because the closing level of the MSCI World Index
to currency exchange     generally reflects the U.S. dollar value of the
risk                     securities represented in the index, holders of the
                         notes will be exposed to currency exchange rate risk with respect to each of the currencies in which such securities trade. An investor's net exposure will depend on the extent to which the currencies of the component countries strengthen or weaken against the U.S. dollar and the relative weight of each security.
                         If, taking into account such weighting, the dollar strengthens against the securities represented in the MSCI World Index, the value of the notes and the payment at maturity may be reduced.

                         Of particular importance to potential currency exchange risk are:

                         o   existing and expected rates of inflation

                         o   existing and expected interest rate levels

                         o   the balance of payments

                         o the extent of governmental surpluses or deficits in the component countries and the United States of America

                         All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various component countries and other countries important to international trade and finance.

Investing in the notes   Investing in the notes is not equivalent to investing
is not equivalent to     in the underlying index or its component stocks. As an
investing in the         investor in the notes, you will not have voting rights
underlying index         or rights to receive dividends or other distributions
                         or any other rights with respect to the stocks that constitute the underlying index.

Adjustments to the MSCI  MSCI is responsible for calculating and maintaining the
World Index could        MSCI World Index. MSCI can add, delete or substitute
adversely affect the     the stocks underlying the MSCI World Index or make
value of the notes       other methodological changes that could change the
                         value of the MSCI World Index. Any of these actions could adversely affect the value of the notes.

The economic interests   The economic interests of the calculation agent and
of the calculation       other of our affiliates are potentially adverse to your
agent and other of our   interests as an investor in the notes.
affiliates are
potentially adverse to   MSCI and MS & Co., the calculation agent, are each our
your interests           subsidiaries. MSCI is responsible for calculating and
                         maintaining the MSCI World Index and the guidelines and policies governing its composition and calculation.
                         Morgan Stanley, as the parent company of MSCI, is ultimately responsible for MSCI.

                         The policies and judgments for which MSCI is responsible concerning additions, deletions, substitutions and weightings of the component stocks and the manner in which certain changes affecting such component stocks are taken into account may affect the value of the MSCI World Index and, consequently, the value of the notes. The inclusion of a component stock in the MSCI World Index is not an investment recommendation by Morgan Stanley or MSCI of that security.

                         MS & Co. and MSCI are under no obligation to consider your interests as an investor in the notes and will not do so. Any such actions or judgments by MSCI or MS & Co. could adversely affect the price of the underlying shares and, consequently, the value of the notes.

                         As calculation agent, MS & Co. will determine the initial index value and the final average index value, and calculate the supplemental redemption amount, if any, you will receive at maturity. Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of any closing value in the event of a discontinuance of the underlying index, may affect the payout to you at maturity. See the sections of this pricing supplement called "Description of Notes--Market Disruption Event" and "--Discontinuance of the MSCI World Index; Alteration of Method of Calculation."

                         The original issue price of the notes includes the agent's commissions and certain costs of hedging our obligations under the notes. The subsidiaries through which we hedge our obligations under the notes expect to make a profit. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries' control, such hedging may result in a profit that is more or less than initially projected.

Hedging and trading      MS & Co. and other affiliates of ours have carried out,
activity by the          and will continue to carry out, hedging activities
calculation agent and    related to the notes (and possibly to other instruments
its affiliates could     linked to the underlying index or its component
potentially adversely    stocks), including trading in the stocks constituting
affect the values of     the underlying index as well as in other instruments
the underlying index     related to the underlying index. MS & Co. and some of
                         our other subsidiaries also trade the stocks constituting the underlying index and other financial instruments related to the underlying index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the date of this pricing supplement could potentially have increased the initial index value and, as a result, could have increased the values at which the underlying index must close on the determination dates before you receive a payment at maturity that exceeds the minimum payment amount on the notes. Additionally, such hedging or trading activities during the term of the notes could potentially affect the values of the underlying index on the determination dates and, accordingly, the amount of cash you will receive at maturity.

Although the matter is   Although the matter is not free from doubt, the notes
not free from doubt,     will be treated as "contingent payment debt
the notes will be        instruments" for U.S. federal income tax purposes, as
treated as contingent    described in the section of this pricing supplement
payment debt instruments called "Description of Notes--United States Federal for U.S. federal income  Income Taxation." Under this treatment, if you are a
tax purposes             U.S. taxable investor, you will generally be subject to
                         annual income tax based on the comparable yield (as defined in this pricing supplement) of the notes even though you will not receive any stated interest payments on the notes. In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income. Please read carefully the section of this pricing supplement called "Description of Notes--United States Federal Income Taxation" and the sections called "United States Federal
                         Taxation--Notes--Notes Linked to Commodity Prices,
                         Single Securities, Baskets of Securities or Indices" and "United States Federal Taxation--Backup Withholding and Information Reporting" in the accompanying prospectus supplement for a full description of the U.S. federal income tax and withholding consequences of ownership and disposition of a contingent payment debt instrument.

                         If you are a non-U.S. investor, please also read the section of this pricing supplement called "Description of Notes--United States Federal Income
                         Taxation--Non-U.S. Holders."

                         You are urged to consult your own tax advisors regarding all aspects of the U.S. federal income tax consequences of investing in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

                              DESCRIPTION OF NOTES

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term "Notes" refers to each $1,000 principal amount of any of our Equity-Linked Notes Due April 19, 2010, Based on the Value of the MSCI World Index(SM). In this pricing supplement, the terms "we," "us" and "our" refer to Morgan Stanley.

Aggregate Principal Amount....   $9,050,000

Pricing Date..................   April 18, 2006

Original Issue Date
(Settlement Date )............   April 21, 2006

Maturity Date.................   April 19, 2010, subject to extension in
                                 accordance with the following paragraph in the event of a Market Disruption Event on the final
                                 Determination Date.

                                 If, due to a Market Disruption Event or
                                 otherwise, the final Determination Date is postponed so that it falls less than three scheduled Trading Days prior to the scheduled Maturity Date, the Maturity Date will be the third scheduled Trading Day following the final Determination Date so postponed. See "--Determination Dates" below.

Interest Rate.................   None

Specified Currency............   U.S. dollars

CUSIP Number..................   61748U300

Minimum Denominations.........   $1,000

Issue Price...................   $1,000 (100%)

Maturity Redemption Amount....   At maturity, upon delivery of the Notes to the
                                 Trustee, we will pay with respect to the $1,000 principal amount of each Note an amount in cash equal to the Minimum Payment Amount plus the Supplemental Redemption Amount, if any, as determined by the Calculation Agent.

                                 We shall, or shall cause the Calculation Agent to (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of the amount of cash to be delivered with respect to the $1,000 principal amount of each Note, on or prior to 10:30 a.m. on the Trading Day preceding the Maturity Date (but if such Trading Day is not a Business Day, prior to the close of business on the Business Day preceding the Maturity Date), and (ii) deliver the aggregate cash amount due with respect to the Notes to the Trustee for delivery to DTC, as holder of the Notes, on the Maturity Date. We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See "--Book-Entry Note or Certificated Note" below, and see "The Depositary" in the accompanying prospectus supplement.

Minimum Payment Amount........   $950

Supplemental Redemption
Amount .......................   The Supplemental Redemption Amount will be
                                 equal to the product of (i) $1,000 times (ii) the Index Percent Change times (iii) the
                                 Participation Rate; provided that the
                                 Supplemental Redemption Amount will not be less than zero. The Calculation Agent will calculate the Supplemental Redemption Amount on the final
                                 Determination Date.

Index Percent Change..........   The Index Percent Change is a fraction, the
                                 numerator of which will be the Final Average
                                 Index Value minus the Initial Index Value and the denominator of which will be the Initial
                                 Index Value. The Index Percent Change is described by the following formula:

                               (Final Average Index Value - Initial Index Value)
                               ------------------------------------------------
                                              Initial Index Value

Participation Rate............   150%

Index Closing Value...........   The Index Closing Value on any Index Business
                                 Day will equal the closing value of the MSCI
                                 World Index or any Successor Index (as defined under "--Discontinuance of the MSCI World
                                 Index; Alteration of Method of Calculation" below) published by MSCI at the regular weekday close of trading on that Index Business Day. In certain circumstances, the Index Closing Value will be based on the alternate calculation of the MSCI World Index described under "--Discontinuance of the MSCI World Index;
                                 Alteration of Method of Calculation."

Initial Index Value...........   1,353.87

Final Average Index Value.....   The arithmetic average of the Index Closing
                                 Values on the four Determination Dates, as calculated by the Calculation Agent on the final Determination Date.

Determination Dates...........   The Determination Dates will be April 19, 2007,
                                 April 19, 2008, April 19, 2009 and April 14,
                                 2010, subject to adjustment for non-Index
                                 Business Days or Market Disruption Events as described in the two following paragraphs.

                                 If any of the first three scheduled
                                 Determination Dates is not an Index Business
                                 Day or if a Market Disruption Event occurs on any such date, such Determination Date will be the immediately succeeding Index Business Day during which no Market Disruption Event shall have occurred; provided that, if a Market Disruption Event has occurred on each of the five Index Business Days immediately succeeding any of the first three scheduled Determination Dates, the Calculation Agent will determine the Index Closing Value on such fifth succeeding Index Business Day in accordance with the formula for calculating the value of the MSCI World Index last in effect prior to the commencement of the Market Disruption Event, without rebalancing or substitution, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) on such fifth succeeding Index Business Day of each security most recently constituting the MSCI World Index.

                                 If April 14, 2010 (the final scheduled
                                 Determination Date) is not an Index Business
                                 Day or if there is a Market Disruption Event on such day, the final Determination Date will be the immediately succeeding Index Business Day during which no Market Disruption Event shall have occurred.

Trading Day...................   A day, as determined by the Calculation Agent,
                                 on which trading is generally conducted on the New York Stock Exchange, Inc. ("NYSE"), the
                                 American Stock Exchange LLC ("AMEX"), the
                                 Nasdaq National Market, the Chicago Mercantile
                                 Exchange, the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

Index Business Day............   Any Trading Day other than a Saturday or Sunday
                                 on which any Index Closing Value is calculated.

Book Entry Note or
Certificated Note.............   Book Entry. The Notes will be issued in the
                                 form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC. DTC's nominee will be the only registered holder of the Notes. Your beneficial interest in the Notes will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC. In this pricing supplement, all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Notes, for distribution to participants in accordance with DTC's procedures. For more information regarding DTC and book entry notes, please read "The Depositary" in the accompanying prospectus supplement and "Form of Securities--Global Securities--Registered
                                 Global Securities" in the accompanying
                                 prospectus.

Senior Note or Subordinated
Note..........................   Senior

Trustee.......................   JPMorgan Chase Bank, N.A. (formerly known as
                                 JPMorgan Chase Bank)

Agent.........................   Morgan Stanley & Co. Incorporated and its
                                 successors ("MS & Co.")

Market Disruption Event.......   Market Disruption Event means, with respect to
                                 the MSCI World Index:

                                     (i) the occurrence or existence of a
                                     suspension, absence or material limitation of trading of stocks then constituting 10 percent or more of the level of the MSCI World Index (or the Successor Index) on the Relevant Exchanges for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchange; or a breakdown or failure in the price and trade reporting systems of any Relevant Exchange as a result of which the reported trading prices for stocks then constituting 10 percent or more of the level of the MSCI World Index (or the Successor Index) during the last one-half hour preceding the close of the principal trading session on such Relevant Exchange are materially inaccurate; or the suspension, material limitation or absence of trading on any major securities market for trading in futures or options contracts or exchange traded funds related to the MSCI World Index (or the Successor Index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the Calculation Agent in its sole discretion; and

                                     (ii) a determination by the Calculation
                                     Agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the Notes.

                                 For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the MSCI World Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the MSCI World Index shall be based on a comparison of (x) the portion of the value of the MSCI World Index attributable to that security relative to (y) the overall value of the MSCI World Index, in each case immediately before that suspension or limitation.

                                 For the purpose of determining whether a Market Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or exchange traded fund will not constitute a Market Disruption Event, (3) limitations pursuant to the rules of any Relevant Exchange similar to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80A as determined by the Calculation Agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading, (4) a suspension of trading in futures or options contracts on the MSCI World Index by the primary securities market trading in such contracts by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to the MSCI World Index and (5) a "suspension, absence or material limitation of trading" on any Relevant Exchange or on the primary market on which futures or options contracts related to the MSCI World Index are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Relevant Exchange.............   Relevant Exchange means the primary exchange or
                                 market of trading for any security then
                                 included in the MSCI World Index or any
                                 Successor Index.

Alternate Exchange
  Calculation in Case of an
  Event of Default ...........   In case an event of default with respect to the
                                 Notes shall have occurred and be continuing, the amount declared due and payable for each Note upon any acceleration of the Notes (the
                                 "Acceleration Amount") will be equal to the Minimum Payment Amount plus the Supplemental
                                 Redemption Amount, if any, determined as though the Index Closing Value on the date of such acceleration were the Final Average Index
                                 Value.

                                 If the maturity of the Notes is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the Acceleration Amount and the aggregate cash amount due with respect to the Notes as promptly as possible and in no event later than two Business Days after the date of acceleration.

Calculation Agent.............   MS & Co.

                                 All determinations made by the Calculation
                                 Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

                                 All calculations with respect to the Index
                                 Closing Values on the Determination Dates, the Final Average Index Value and the Supplemental Redemption Amount, if any, will be made by the Calculation Agent and will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Note will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Notes will be rounded to the nearest cent, with one-half cent rounded upward.

                                 Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Notes, including with respect to certain determinations and judgments that the Calculation Agent must make in determining any Index Closing Value, the Final Average Index Value, the Index Percent Change, the Supplemental Redemption Amount or whether a Market Disruption Event has occurred. See "--Market Disruption Event" above and "--Discontinuance of the MSCI World Index; Alteration of Method of Calculation" below. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

The MSCI World Index..........   We have derived all information contained in
                                 this pricing supplement regarding the MSCI
                                 World Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. The MSCI World Index is a stock index calculated, published and disseminated daily by MSCI, a majority-owned subsidiary of Morgan Stanley, through numerous data vendors, on the MSCI website and in real time on Bloomberg Financial Markets and Reuters
                                 Limited. See "--Affiliation of MSCI, MS & Co.
                                 and Morgan Stanley" below. Neither MSCI nor
                                 Morgan Stanley has any obligation to continue to calculate and publish, and may discontinue calculation and publication of the MSCI World
                                 Index.

                                 Index Calculation

                                 The MSCI World Index is a free float-adjusted market capitalization index that is designed to measure global developed market equity performance. As of May 2005, upon MSCI's most recent annual full country index review, the MSCI World Index consisted of the following 23 developed market country indices in North America, Europe and the Asia/Pacific Region (the "Component Country Indices"): Australia, Austria, Belgium, Canada, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Italy, Japan, Malaysia, Netherlands, New Zealand, Norway, Singapore, South Africa, Spain, Sweden, Switzerland, the United Kingdom and the United States. Each Component Country Index is a sampling of equity securities (the "Component Securities") across industry groups in such country's equity markets. See "--Maintenance of the MSCI World Index and the Component Country Indices" below.

                                 Prices used to calculate the Component
                                 Securities are the official exchange closing prices or prices accepted as such in the relevant market. In general, all prices are taken from the main stock exchange in each market. Closing prices are converted into U.S. dollars using the closing exchange rates calculated by The WM Company at 5 p.m. Central Europe Time. The U.S. dollar value of the MSCI World Index is calculated based on the free float-adjusted market capitalization in U.S. dollars of the Component Securities. The MSCI World Index has a base date of December 31, 1969.

                                 Maintenance of the MSCI World Index and the Component Country Indices

                                 In order to maintain the representativeness of the MSCI World Index, structural changes to the MSCI World Index as a whole may be made by adding or deleting Component Country Indices and the related Component Securities. Generally, changes in the MSCI World Index are made during annual full country index reviews that systematically re-assess the various dimensions of the equity universe for all countries and are conducted on a fixed annual timetable. Changes may also be made during quarterly index reviews, which are aimed at promptly reflecting significant market events. Ongoing event-related changes, such as mergers and acquisitions, are generally implemented in the indices promptly as they occur.

                                 MSCI may add additional Component Country
                                 Indices to the MSCI World Index or subtract one or more of its current Component Country Indices prior to the expiration of the Notes. Any such adjustments are made to the MSCI World Index so that the value of the MSCI World Index at the effective date of such change is the same as it was immediately prior to such change.

                                 Each Component Country Index is maintained with the objective of reflecting, on a timely basis, the evolution of the underlying equity markets. In maintaining each Component Country Index, emphasis is also placed on its continuity and on minimizing turnover in the MSCI World Index.

                                 MSCI classifies index maintenance in three broad categories. The first consists of ongoing event-related changes, such as mergers and acquisitions, which are generally implemented in the indices in which they occur. The second category consists of quarterly index reviews, aimed at promptly reflecting other significant market events. The third category consists of full Component Country Index reviews that systematically re-assess the various dimensions of the equity universe for all countries simultaneously and are conducted on a fixed annual timetable.

                                 Ongoing event-related changes to the indices are the result of mergers, acquisitions, spin-offs, bankruptcies, reorganizations and other similar corporate events. They can also result from capital reorganizations in the form of rights issues, bonus issues, public placements and other similar corporate actions that take place on a continuing basis. These changes are reflected in the indices at the time of the event. All changes resulting from corporate events are announced prior to their implementation, provided all necessary information on the event is available.

                                 The quarterly index review process is designed to ensure that the indices continue to be an accurate reflection of evolving equity markets. This goal is achieved by rapidly reflecting significant market driven changes that were not captured in the MSCI World Index at the time of their actual occurrence and that should not wait until the annual full Component Country Index review due to their importance. These quarterly index reviews may result in additions and deletions of Component Securities from a Component Country Index and changes in "foreign inclusion factors" and in number of shares. Additions and deletions to Component Securities may result from: the addition or deletion of securities due to the significant over- or under-representation of one or more industry groups as a result of mergers, acquisitions, restructurings or other major market events affecting the industry group; the addition or deletion of securities resulting from changes in industry classification, significant increases or decreases in free float or relaxation/removal or decreases of foreign ownership limits not implemented immediately; the additions of large companies that did not meet the minimum size criterion for inclusion at the time of their initial public offering or secondary offering; the replacement of companies which are no longer suitable industry representatives; the deletion of securities whose overall free float has fallen to less than 15% and that do not meet specified criteria; the deletion of securities that have become very small or illiquid; the replacement of securities resulting from the review of price source for Component Securities with both domestic and foreign board quotations; and the addition or deletion of securities as a result of other market events. Significant changes in free float estimates and corresponding changes in the foreign inclusion factor for Component Securities may result from: large market transactions involving strategic shareholders that are publicly announced; secondary offerings that, given lack of sufficient notice, were not reflected immediately; increases in foreign ownership limits; decreases in foreign ownership limits not applied earlier; corrections resulting from the reclassification of shareholders from strategic to non-strategic, and vice versa; updates to foreign inclusion factors following the public disclosure of new shareholder structures for companies involved in mergers, acquisitions or spin-offs, where different from MSCI's pro forma free float estimate at the time of the event; large conversions of exchangeable bonds and other similar securities into already existing shares; the end of lock-up periods or expiration of loyalty incentives for non-strategic shareholders; and changes in the foreign inclusion factor as a result of other events of similar nature. Changes in the number of shares are generally small and result from, for example, exercise of options or warrants, conversion of convertible bonds or other instruments or share buybacks. The implementation of changes resulting from quarterly index reviews occurs on only three dates throughout the year: as of the close of the last business day of February, August and November. The results of the quarterly index reviews are announced at least two weeks prior to their implementation. Any country may be impacted at the quarterly index review.

                                 The annual full Component Country Index review includes a re-appraisal of the free float-adjusted industry group representation within a country relative to the 85% target, a detailed review of the shareholder information used to estimate free float for Component and non-Component Securities, updating the minimum size guidelines for new and existing Component Securities, as well as changes typically considered for quarterly index reviews. During a full Component Country Index review, securities may be added or deleted from a Component Country Index for a range of reasons, including the reasons discussed in the preceding sentence and the reasons for Component Securities changes during quarterly index reviews as discussed above. The results of the annual full Component Country Index reviews are announced at least two weeks in advance of their effective implementation date as of the close of the last business day in May.

                                 Index maintenance also includes monitoring and completing the adjustments for share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spinoffs. Index maintenance of the Component Country Indices is reflected in the MSCI World Index.

                                 Selection of Component Securities and
                                 Calculating and Adjusting for Free Float

                                 The selection of the Component Securities for each Component Country Index is based on the following guidelines:

                                 (i) Define the universe of listed securities within each country;

                                 (ii) Adjust the total market capitalization for each security for its respective free float available to foreign investors;

                                 (iii) Classify securities into industry groups under the Global Industry Classification Standard (GICS); and

                                 (iv) Select securities for inclusion according to MSCI's index construction rules and guidelines.

                                 To determine the free float of a security, MSCI considers the proportion of shares of such security available for purchase in the public equity markets by international investors. In practice, limitations on the investment opportunities for international investors include: strategic stakes in a company held by private or public shareholders whose investment objective indicates that the shares held are not likely to be available in the market; limits on the proportion of a security's share capital authorized for purchase by non-domestic investors; or other foreign investment restrictions which materially limit the ability of foreign investors to freely invest in a particular equity market, sector or security.

                                 MSCI will then derive a "foreign inclusion factor" for the company that reflects the percentage of the total number of shares of the company that are not subject to strategic shareholdings and/or foreign shareholder ownership or investment limits. MSCI will then "float-adjust" the weight of each constituent company in an index by the company's foreign inclusion factor. Typically, securities with a free float adjustment ratio of .15 or less will not be eligible for inclusion in MSCI's indices.

                                 Once the free float factor has been determined for a security, the security's total market capitalization is then adjusted by such free float factor, resulting in the free float-adjusted market capitalization figure for the security.

                                 These guidelines and the policies implementing the guidelines are the responsibility of, and, ultimately, subject to adjustment by, MSCI.

                                 The MSCI World Index is Subject to Currency
                                 Exchange Risk

                                 Because the closing prices of the Component
                                 Securities are converted into U.S. dollars for purposes of calculating the value of the MSCI World Index, investors in the Notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the Component Securities trade. Exposure to currency changes will depend on the extent to which such currencies strengthen or weaken against the U.S. dollar and the relative weight of the Component Securities in the MSCI World Index denominated in each such currency. The devaluation of the U.S. dollar against the currencies in which the Component Securities trade will result in an increase in the value of the MSCI World Index. Conversely, if the U.S. dollar strengthens against such currencies, the value of the MSCI World Index will be adversely affected and may reduce or eliminate any Supplemental Redemption Amount. Fluctuations in currency exchange rates can have a continuing impact on the value of the MSCI World Index, and any negative currency impact on the MSCI World Index may significantly decrease the value of the Notes. The return on an index composed of the Component Securities where the closing price is not converted into U.S. dollars can be significantly different than the return on the MSCI World Index, which is converted into U.S. dollars.

                                 Affiliation of MSCI, MS & Co. and Morgan
                                 Stanley

                                 Each of MSCI and MS & Co. is a majority-owned subsidiary of Morgan Stanley. MSCI is responsible for the MSCI World Index and the guidelines and policies governing its composition and calculation. Although judgments, policies and determinations concerning the MSCI World Index are made solely by MSCI, Morgan Stanley, as the parent company of MSCI, is ultimately responsible for MSCI. MSCI(R) is a registered trademark and service mark of MSCI.

                                 BECAUSE EACH OF MSCI AND MS & CO. IS A
                                 SUBSIDIARY OF MORGAN STANLEY, THE ECONOMIC
                                 INTERESTS OF MSCI AND MS & CO. MAY BE ADVERSE TO THE INVESTORS IN THE NOTES, INCLUDING WITH RESPECT TO CERTAIN DETERMINATIONS AND JUDGMENTS MADE IN DETERMINING THE MSCI WORLD INDEX. THE POLICIES AND JUDGMENTS FOR WHICH MSCI IS RESPONSIBLE CONCERNING ADDITIONS, DELETIONS AND SUBSTITUTIONS OF THE COMPONENT COUNTRY INDICES AND CORRESPONDING COMPONENT SECURITIES COMPRISING THE MSCI WORLD INDEX AND THE MANNER IN WHICH CERTAIN CHANGES AFFECTING SUCH COMPONENT SECURITIES ARE TAKEN INTO ACCOUNT MAY AFFECT THE VALUE OF THE MSCI WORLD INDEX. FURTHERMORE, THE POLICIES AND JUDGMENTS FOR WHICH MSCI IS RESPONSIBLE WITH RESPECT TO THE CALCULATION OF THE MSCI WORLD INDEX, INCLUDING, WITHOUT LIMITATION, THE SELECTION OF THE FOREIGN EXCHANGE RATES USED FOR THE PURPOSE OF ESTABLISHING THE DAILY PRICES OF THE COMPONENT SECURITIES, COULD ALSO AFFECT THE VALUE OF THE MSCI WORLD INDEX. IT IS ALSO POSSIBLE THAT MSCI MAY DISCONTINUE OR SUSPEND CALCULATION OR

                                 DISSEMINATION OF THE MSCI WORLD INDEX AND THAT, CONSEQUENTLY, MS & CO., AS CALCULATION AGENT, ALSO AN AFFILIATE OF MORGAN STANLEY, WOULD HAVE TO SELECT A SUCCESSOR OR SUBSTITUTE INDEX FROM WHICH TO CALCULATE THE FINAL AVERAGE INDEX VALUE AND THE SUPPLEMENTAL REDEMPTION AMOUNT. ANY SUCH ACTIONS OR JUDGMENTS COULD ADVERSELY AFFECT THE VALUE OF THE NOTES.

                                 MSCI maintains policies and procedures
                                 regarding the handling and use of confidential proprietary information, and those policies and procedures will be in effect throughout the term of the Notes to restrict the use of information relating to the calculation of the MSCI World Index prior to its dissemination.

                                 It is also possible that any advisory services that our affiliates provide in the course of any business with the issuers of the Component Securities could lead to actions on the part of such underlying issuers which might adversely affect the value of the MSCI World Index.

Discontinuance of the MSCI
  World Index; Alteration of
  Method of Calculation......... If MSCI discontinues publication of the MSCI
                                 World Index and MSCI or any entity (including MS & Co.) publishes a successor or substitute index that MS & Co., as the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued MSCI World Index (such index being referred to herein as a "Successor Index"), then any subsequent Index Closing Value will be determined by reference to the published value of such Successor Index at the regular weekday close of trading on the Relevant Exchange on the Index Business Day that any Index Closing Value is to be determined.

                                 Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to Morgan Stanley and to DTC, as holder of the Notes, within three Trading Days of such selection. We expect that such notice will be passed on to you, as a beneficial owner of the Notes, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

                                 If MSCI discontinues publication of the MSCI
                                 World Index prior to, and such discontinuance is continuing on, the date that any Index Closing Value is to be determined and MS & Co., as the Calculation Agent, determines, in its sole discretion, that no Successor Index is available at such time, then the Calculation Agent will determine the Index Closing Value for such date. The Index Closing Value will be computed by the Calculation Agent in accordance with the formula for calculating the MSCI World Index last in effect prior to such discontinuance, without rebalancing or substitution, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on such date of each security most recently constituting the MSCI World Index without any rebalancing or substitution of such securities following such discontinuance. Notwithstanding these alternative arrangements, discontinuance of the publication of the MSCI World Index may adversely affect the value of the Notes.

                                 If at any time the method of calculating the MSCI World Index or a Successor Index, or the value thereof, is changed in a material respect, or if the MSCI World Index or a Successor Index is in any other way modified so that such index does not, in the opinion of MS & Co., as the Calculation Agent, fairly represent the value of the MSCI World Index or such Successor Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on each date on which the Index Closing Value is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of a stock index comparable to the MSCI World Index or such Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the Final Average Index Value with reference to the MSCI World Index or such Successor Index, as adjusted. Accordingly, if the method of calculating the MSCI World Index or a Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a value of the MSCI World Index or such Successor Index as if it had not been modified (e.g., as if such split had not occurred).

Historical Information........   The following table sets forth the published
                                 high, low and end-of-quarter Index Closing
                                 Values for each quarter in the period from January 1, 2001 through April 18, 2006. The
                                 Index Closing Value on April 18, 2006 was
                                 1,353.87. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical values of the MSCI World Index should not be taken as an indication of future performance. The value of the MSCI World Index may be lower on the Determination Dates than on the Pricing Date so that you will receive only the Minimum Payment Amount of $950 per Note at maturity. We cannot give you any assurance that the Final Average Index Value will be higher than the Initial Index Value.

                                      MSCI World Index      High      Low     Period End
                                 ------------------------ --------- -------- -----------
                                 2001
                                 First Quarter..........  1,249.18  1,014.63   1,061.26
                                 Second Quarter.........  1,168.50  1,024.60   1,084.79
                                 Third Quarter..........  1,095.41   856.60     926.02
                                 Fourth Quarter.........  1,022.87   921.98    1,003.52
                                 2002
                                 First Quarter..........  1,024.42   937.04    1,003.60
                                 Second Quarter.........  1,005.05   884.67     907.81

                                      MSCI World Index      High      Low     Period End
                                 ------------------------ --------- -------- -----------
                                 Third Quarter..........   905.02    734.83     738.18
                                 Fourth Quarter.........   835.54    703.70     792.21
                                 2003
                                 First Quarter..........   830.67    710.79     748.63
                                 Second Quarter.........   907.26    756.64     871.07
                                 Third Quarter..........   944.10    869.98     909.64
                                 Fourth Quarter.........  1,036.32   928.39    1,036.32
                                 2004
                                 First Quarter..........  1,085.80  1,025.89   1,059.16
                                 Second Quarter.........  1,077.05   997.02    1,062.51
                                 Third Quarter..........  1,056.45   997.73    1,047.86
                                 Fourth Quarter.........  1,169.98  1,047.01   1,169.34
                                 2005
                                 First Quarter..........  1,193.00  1,128.22   1,151.18
                                 Second Quarter.........  1,166.84  1,114.97   1,148.81
                                 Third Quarter..........  1,225.59  1,145.16   1,224.31
                                 Fourth Quarter.........  1,271.84  1,167.33   1,257.78
                                 2006
                                 First Quarter..........  1342.93   1259.11     1333.87
                                 Second Quarter
                                    (through April 18,
                                    2006)...............  1358.55   1333.49    1,353.87


Use of Proceeds and Hedging...   The net proceeds we receive from the sale of
                                 the Notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Notes through one or more of our subsidiaries. The original issue price of the Notes includes the Agent's
                                 Commissions (as shown on the cover page of this pricing supplement) paid with respect to the Notes and the cost of hedging our obligations under the Notes. The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries' control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss. See also "Use of Proceeds" in the accompanying prospectus.

                                 On or prior to the day we priced the Notes for initial sale to the public, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the Notes by taking positions in the stocks constituting the MSCI World Index. Such purchase activity on or prior to the day we priced the Notes for initial sale to the public could potentially have increased the value of the MSCI World Index, and, therefore, effectively increased the value at which the MSCI World Index must close on the Determination Dates before you would receive at maturity a payment that exceeds the Minimum Payment Amount of the Notes. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Notes, including on the Determination Dates, by purchasing and selling the stocks constituting the MSCI World Index, futures or options contracts on the MSCI World Index or its component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling any such securities or instruments on the Determination Dates. We cannot give any assurance that our hedging activities will not affect the value of the MSCI World Index and, therefore, adversely affect the value of the MSCI World Index on the Determination Dates or the payment that you will receive at maturity.

Supplemental Information
  Concerning Plan of
  Distribution................   Under the terms and subject to the conditions
                                 contained in the U.S. distribution agreement referred to in the prospectus supplement under "Plan of Distribution," the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the principal amount of Notes set forth on the cover of this pricing supplement. The Agent proposes initially to offer the Notes directly to the public at the public offering price set forth on the cover page of this pricing supplement. The Agent may allow a concession not in excess of 1.75% per Note to other dealers, which may include Morgan Stanley DW
                                 Inc., Morgan Stanley & Co. International
                                 Limited and Bank Morgan Stanley AG. We expect to deliver the Notes against the payment therefor in New York, New York on April 21,
                                 2006. After the initial offering, the Agent may vary the offering price and other selling terms from time to time.

                                 In order to facilitate the offering of the Notes, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the Agent may sell more Notes than it is obligated to purchase in connection with the offering, creating a naked short position in the Notes for its own account. The Agent must close out any naked short position by purchasing the Notes in the open market. A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, Notes or the individual stocks constituting the MSCI World Index in the open market to stabilize the price of the Notes. Any of these activities may raise or maintain the market price of the Notes above independent market levels or prevent or retard a decline in the market price of the Notes. The Agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the Agent has entered into a hedging transaction with us in connection with this offering of Notes. See "--Use of Proceeds and Hedging" above.

                                 General

                                 No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Notes or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the Notes, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

                                 The Agent has represented and agreed, and each dealer through which we may offer the Notes has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Notes or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Notes under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Notes. We shall not have responsibility for the Agent's or any dealer's compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

                                 Brazil

                                 The Notes have not been and will not be
                                 registered with the Comissao de Calores
                                 Mobiliarios (The Brazilian Securities
                                 Commission). The Notes may not be offered or sold in the Federative Republic of Brazil ("Brazil") except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

                                 Chile

                                 The Notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the Notes or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

                                 Hong Kong

                                 No action has been taken to permit an offering of the Notes to the public in Hong Kong as the Notes have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the Notes, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong ("SFO") and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

                                 Mexico

                                 The Notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

                                 Singapore

                                 The Agent and each dealer represent and agree that they will not offer or sell the Notes nor make the Notes the subject of an invitation for subscription or purchase, nor will they circulate or distribute the Information Memorandum or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes, whether directly or indirectly, to persons in Singapore other than:

                                 (a) an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the "SFA"));

                                 (b) an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

                                 (c) a person who acquires the Notes for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

                                 (d) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

License Agreement between
  MSCI and Morgan Stanley.....   MSCI and Morgan Stanley have entered into a
                                 non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, of the right to use the MSCI World Index(SM), which is owned and published by MSCI, in connection with certain securities, including the Notes. The license agreement between MSCI and Morgan
                                 Stanley provides that the following language must be set forth in this pricing supplement:

                                 THE NOTES ARE NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY MSCI, ANY AFFILIATE OF MSCI (SAVE THE ISSUER, BEING AN AFFILIATE OF MSCI) OR ANY OTHER PERSON INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX (COLLECTIVELY, THE "MSCI PARTIES"). THE MSCI INDEXES ARE THE EXCLUSIVE PROPERTY OF MSCI. MSCI AND THE MSCI INDEX NAMES ARE SERVICE MARK(S) OF MSCI OR ITS AFFILIATES AND HAVE BEEN LICENSED FOR USE FOR CERTAIN PURPOSES BY

                                 MORGAN STANLEY. NO MSCI PARTY MAKES ANY
                                 REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO THE INVESTORS IN THE NOTES OR ANY MEMBER OF THE PUBLIC REGARDING THE ADVISABILITY OF INVESTING IN FINANCIAL SECURITIES GENERALLY OR IN THE NOTES PARTICULARLY OR THE ABILITY OF ANY MSCI INDEX TO TRACK CORRESPONDING STOCK MARKET PERFORMANCE. MSCI OR ITS AFFILIATES ARE THE LICENSORS OF CERTAIN TRADEMARKS, SERVICE MARKS AND TRADE NAMES AND OF THE MSCI INDEXES WHICH ARE DETERMINED, COMPOSED AND CALCULATED BY MSCI WITHOUT REGARD TO THE NOTES OR THE ISSUER OR INVESTOR IN THE NOTES. NO MSCI PARTY HAS ANY OBLIGATION TO TAKE THE NEEDS OF THE ISSUERS OR INVESTORS IN THE NOTES INTO CONSIDERATION IN DETERMINING, COMPOSING OR CALCULATING THE MSCI INDEXES. NO MSCI PARTY IS RESPONSIBLE FOR OR HAS PARTICIPATED IN THE DETERMINATION OF THE TIMING OF, PRICES AT, OR QUANTITIES OF THE NOTES TO BE ISSUED OR IN THE DETERMINATION OR CALCULATION OF THE EQUATION BY WHICH THE NOTES ARE REDEEMABLE FOR CASH. NO MSCI PARTY HAS ANY OBLIGATION OR LIABILITY TO THE INVESTORS IN THE NOTES IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR OFFERING OF THE NOTES.

                                 ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR
                                 INCLUSION IN OR FOR USE IN THE CALCULATION OF THE MSCI INDEXES FROM SOURCES THAT MSCI CONSIDERS RELIABLE, NO MSCI PARTY WARRANTS OR GUARANTEES THE ORIGINALITY, ACCURACY AND/OR THE COMPLETENESS OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. NO MSCI PARTY MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE ISSUER OF THE NOTES, INVESTORS IN THE NOTES, OR ANY OTHER PERSON OR ENTITY, FROM THE USE OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. NO MSCI PARTY SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS OF OR IN CONNECTION WITH ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. FURTHER, NO MSCI PARTY MAKES ANY EXPRESS OR IMPLIED WARRANTIES OF ANY KIND, AND EACH MSCI PARTY HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO ANY MSCI INDEX AND ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL ANY MSCI PARTY HAVE ANY LIABILITY FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR ANY OTHER DAMAGES (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

                                 The foregoing disclaimers and limitations of liability in no way modify or limit any disclaimers or limitations of liability that the issuer may make elsewhere in this pricing supplement or the accompanying prospectus supplement or prospectus or otherwise to prospective or actual purchasers of or investors in the Notes.

                                 No purchaser, seller or holder of this
                                 security, or any other person or entity, should use or refer to any MSCI trade name, trademark or service mark in any manner of endorsement without first contacting MSCI to determine whether MSCI's permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.

                                 "MSCI World Index(SM)" is a service mark of MSCI and has been licensed for use by Morgan Stanley. The Notes are not sponsored, endorsed, sold or promoted by MSCI and MSCI makes no representation regarding the advisability of investing in the Notes.

ERISA Matters for Pension
  Plans and Insurance
  Companies...................   Each fiduciary of a pension, profit-sharing or
                                 other employee benefit plan subject to the Employee Retirement Income Security Act of
                                 1974, as amended ("ERISA"), (a "Plan") should consider the fiduciary standards of ERISA in the context of the Plan's particular circumstances before authorizing an investment in the Notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

                                 In addition, we and certain of our subsidiaries and affiliates, including MS & Co. and Morgan Stanley DW Inc. (formerly Dean Witter Reynolds Inc.) ("MSDWI"), may each be considered a "party in interest" within the meaning of ERISA, or a "disqualified person" within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also "Plans"). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Notes are acquired by or with the assets of a Plan with respect to which MS & Co., MSDWI or any of their affiliates is a service provider or other party in interest, unless the Notes are acquired pursuant to an exemption from the "prohibited transaction" rules. A violation of these prohibited transaction rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

                                 The U.S. Department of Labor has issued five prohibited transaction class exemptions ("PTCEs") that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Notes. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).

                                 Because we may be considered a party in
                                 interest with respect to many Plans, the Notes may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include "plan assets" by reason of any Plan's investment in the entity (a "Plan Asset Entity") or any person investing "plan assets" of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1, or 84-14 or such purchase, holding or disposition is otherwise not
                                 prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Notes will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Notes that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with "plan assets" of any Plan or with any assets of a governmental or church plan that is subject to any federal, state or local law that is substantially similar to the provisions of
                                 Section 406 of ERISA or Section 4975 of the
                                 Code or (b) its purchase, holding and
                                 disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code (or in the case of a governmental or church plan, any substantially similar federal, state or local law).

                                 Under ERISA, assets of a Plan may include assets held in the general account of an insurance company which has issued an insurance policy to such plan or assets of an entity in which the Plan has invested. Accordingly, insurance company general accounts that include assets of a Plan must ensure that one of the foregoing exemptions is available. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Notes on behalf of or with "plan assets" of any Plan consult with their counsel regarding the availability of exemptive relief under PTCEs 96-23, 95-60, 91-38, 90-1 or 84-14.

                                 Purchasers of the Notes have exclusive
                                 responsibility for ensuring that their
                                 purchase, holding and disposition of the Notes do not violate the prohibited transaction rules of ERISA or the Code or any similar regulations applicable to governmental or church plans, as described above.

United States Federal Income
Taxation......................   The following summary is based on the opinion
                                 of Davis Polk & Wardwell, our counsel, and is a general discussion of the principal U.S.
                                 federal income tax consequences to initial investors in the Notes that (i) purchase the Notes at their issue price and (ii) will hold the Notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code of
                                 1986, as amended (the "Code"). Unless otherwise specifically indicated, this summary is based on the Code, administrative pronouncements, judicial decisions and currently effective and proposed
                                 Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein. This summary does not address all aspects of U.S.
                                 federal income taxation that may be relevant to a particular investor in light of the investor's individual circumstances or to certain types of investors subject to special treatment under the U.S. federal income tax laws, such as:

                                 o   certain financial institutions;
                                 o   insurance companies;
                                 o   dealers in securities or foreign
                                     currencies;
                                 o   persons holding the Notes as part of a
                                     hedge or any similar transaction;
                                 o   U.S. Holders (as defined below) whose
                                     functional currency is not the U.S. dollar;
                                 o partnerships or other entities classified as partnerships for U.S. federal income tax purposes;
                                 o   regulated investment companies;
                                 o   real estate investment trusts;
                                 o   Non-U.S. Holders (as defined below) for
                                     whom income or gain in respect of a Note is effectively connected with a trade or business in the United States;
                                 o Non-U.S. Holders (as defined below) who are individuals having a "tax home" (as defined in Section 911(d)(3) of the Code) in the United States; or
                                 o persons subject to the alternative minimum tax.

                                 If you are considering purchasing the Notes, you are urged to consult your own tax advisors with regard to the application of the U.S. federal income tax laws to your particular situation as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

                                 U.S. Holders

                                 This section applies to you only if you are a U.S. Holder and is only a brief summary of the U.S. federal income tax consequences of the ownership and disposition of the Notes. As used herein, the term "U.S. Holder" means a beneficial owner of a Note that is for U.S. federal income tax purposes:

                                 o   a citizen or resident of the United States;
                                 o a corporation created or organized in or under the laws of the United States or of any political subdivision thereof; or
                                 o   an estate or trust the income of which is
                                     subject to U.S. federal income taxation
                                     regardless of its source.

                                 Although the matter is not free from doubt, the Notes will be treated as "contingent payment debt instruments" for U.S. federal income tax purposes. U.S. Holders should refer to the discussions under "United States Federal Taxation -- Tax Consequences to U.S. Holders -- Notes -- Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices" and "United States Federal Taxation -- Tax Consequences to U.S. Holders -- Backup Withholding and Information Reporting" in the accompanying prospectus supplement for a full description of the U.S. federal income tax and withholding consequences of ownership and disposition of a contingent payment debt instrument.

                                 In summary, U.S. Holders will, regardless of their method of accounting for U.S. federal income tax purposes, be required to accrue original issue discount ("OID") as interest income on the Notes on a constant yield basis in each year that they hold the Notes, despite the fact that no stated interest will actually be paid on the Notes. As a result, U.S. Holders will be required to pay taxes annually on the amount of accrued OID, even though no cash will be paid on the Notes from which to pay such taxes. In addition, any gain recognized by U.S. Holders on the sale or exchange, or at maturity, of the Notes will generally be treated as ordinary income.

                                 The rate of accrual of OID on the Notes is the yield at which we would issue a fixed rate non-contingent debt instrument with terms otherwise similar to those of the Notes or the applicable federal rate, whichever is greater (our "comparable yield") and is determined at the time of the issuance of the Notes. We have determined that the "comparable yield" is a rate of 5.5548% per annum compounded semi-annually. Based on our determination of the comparable yield, the "projected payment schedule" for a Note (assuming an issue price of $1,000) consists of a projected amount equal to $1,244.88 due at maturity.

                                 The following table states the amount of OID that will be deemed to have accrued with respect to a Note for each calendar year (assuming a day count convention of 30 days per month and 360 days per year), based upon our determination of the comparable yield:

                                                                             TOTAL OID
                                                                             DEEMED TO
                                                                                HAVE
                                                                  OID         ACCRUED
                                                                 DEEMED         FROM
                                                                   TO         ORIGINAL
                                                                 ACCRUE      ISSUE DATE
                                                                 DURING      (PER NOTE)
                                                                CALENDAR    AS OF END OF
                                                                YEAR (PER     CALENDAR
                                          CALENDAR YEAR           NOTE)        YEAR
                                 ------------------------------ ---------- -------------
                                 Original Issue Date through
                                    December 31, 2006.........  $38.7164     $38.7164
                                 January 1, 2007 through
                                    December 31, 2007.........  $58.4999     $97.2163
                                 January 1, 2008 through
                                    December 31, 2008.........  $61.7946    $159.0109
                                 January 1, 2009 through
                                    December 31, 2009.........  $65.2748    $224.2857
                                 January 1, 2010 through
                                    April 19, 2010............  $20.5909    $244.8766

                                 The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders' OID accruals and adjustments in respect of the Notes, and we make no representation regarding the actual amounts of payments that will be made on a Note.

                                 Non-U.S. Holders

                                 This section applies to you only if you are a Non-U.S. Holder. As used herein, the term "Non-U.S. Holder" means a beneficial owner of a Note that is for U.S. federal income tax purposes:

                                 o   a nonresident alien individual;

                                 o   a foreign corporation; or

                                 o   a foreign trust or estate.

                                 Tax Treatment upon Maturity, Sale, Exchange or Disposition of a Note. Subject to the discussion below concerning backup withholding, payments on a Note by us or a paying agent to a Non-U.S. Holder and gain realized by a Non-U.S. Holder on the sale, exchange or other disposition of a Note will not be subject to U.S. federal income or withholding tax, provided that:

                                 o such Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote and is not a bank receiving interest described in Section 881(c)(3)(A) of the Code; and

                                 o   the certification required by Section
                                     871(h) or Section 881(c) of the Code has been provided with respect to the Non-U.S. Holder, as discussed below.

                                 Certification Requirements. Sections 871(h) and 881(c) of the Code require that, in order to obtain an exemption from withholding tax in respect of payments on the Notes that are, for U.S. federal income tax purposes, treated as interest, the beneficial owner of a Note certify on Internal Revenue Service Form W-8BEN, under penalties of perjury, that it is not a "United States person" within the meaning of Section 7701(a)(30) of the Code. If you are a prospective investor, you are urged to consult your own tax advisors regarding these certification requirements.

                                 Estate Tax. Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual's gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, a Note will be treated as U.S. situs property subject to U.S. federal estate tax if payments on the Note, if received by the decedent at the time of death, would have been subject to U.S. federal withholding tax (even if the W-8BEN certification requirement described above were satisfied).

                                 If you are considering purchasing the Notes, you are urged to consult your own tax advisors regarding the U.S. federal estate tax consequences of investing in the Notes.

                                 Information Reporting and Backup Withholding. Information returns may be filed with the U.S. Internal Revenue Service (the "IRS") in connection with the payments on the Notes at maturity as well as in connection with the proceeds from a sale, exchange or other disposition. A Non-U.S. Holder may be subject to U.S. backup withholding on such payments or proceeds, unless the Non-U.S. Holder complies with certification requirements to establish that it is not a "United States person," as described above. Compliance with the certification requirements of Sections 871(h) and 881(c) of the Code, described above, will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder's U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.